Exhibit 99.1

JetPay® Corporation Announces 2016 Financial Results

Annual Revenues Increase 30.0% including 42.4% Increase in Payment Services

Center Valley, PA – March 27, 2017 – JetPay® Corporation (“JetPay” or the “Company”) (NASDAQ: “JTPY”) announced financial results for the fourth quarter and year ended December 31, 2016.

Financial Highlights

•	Revenues increased 30.0%, or $13.0 million, to $56.3 million for the year ended December 31, 2016, as compared to $43.3 million in 2015, and up 48.8%, or $5.7 million, to $17.3 million for the quarter ended December 31, 2016 from $11.6 million for the same period in 2015.

•	Revenues within Payment Services increased 42.4%, or $12.1 million, to $40.7 million for the year ended December 31, 2016, as compared to $28.6 million in 2015, and 82.5%, or $5.7 million, to $12.7 million for the quarter ended December 31, 2016 from $7.0 million for the same period in 2015.

•	Revenues within HR and Payroll Services increased 6.0%, over $877,000, to $15.6 million for the year ended December 31, 2016, as compared to $14.7 million in 2015, primarily due to the introduction of new products and services, including WorkForceToday®, a full human capital management product suite.

•	Consolidated gross profit increased 10.4% to $18.9 million, or 33.5% of revenues, for the year ended December 31, 2016, up from $17.1 million from the same period in 2015. Consolidated gross profit for the quarter ended December 31, 2016 of $5.7 million increased $906,000, or 18.8%, in comparison to $4.8 million for the same period in 2015.

•	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were $(4.2) million and $3.8 million for the years ended December 31, 2016 and 2015, respectively. EBITDA, adjusted for non-recurring and non-cash items (“adjusted EBITDA” - see Non-GAAP Financial Measures definition and reconciliation of operating income (loss) to EBITDA and adjusted EBITDA below), was $3.8 million, or 6.7% of revenues for the year ended December 31, 2016, as compared to $5.2 million, or 11.9% of revenues, for the same period in 2015. The decrease in adjusted EBITDA of 26.9% in 2016 as compared to 2015 was directly related to the continued investment in selling, general and administrative personnel driving significant revenue growth.

•	EBITDA was $826,000 and $1.1 million for the quarters ended December 31, 2016 and 2015, respectively. Adjusted EBITDA for the quarter ended December 31, 2016 was $1.2 million, or 7.0% of revenues, as compared to $1.7 million, or 14.7% of revenues, for the same period in 2015. The decrease in adjusted EBITDA in the current year was largely related to the investment in selling, general and administrative personnel to drive significant revenue growth.

•	The ratio of total debt to total capitalization, which consists of total debt of $21.9 million and common stock subject to possible redemptions, convertible preferred stock and stockholders’ equity totaling $67.1 million, was 24.6% at December 31, 2016, an increase from 23.2% at December 31, 2015. As of December 31, 2016, the Company had positive working capital of $5.0 million, $8.2 million favorable to a working capital deficit of $(3.2) million reported at December 31, 2015.

News Highlights

•	Awarded the Office of the Illinois State Treasurer payment processing contract for the state’s E-Pay program. The agreement was awarded for an initial term of six years with four one-year renewal options. Revenues are expected to begin in the fourth quarter of 2017. Currently there are approximately 600 participants in the E-Pay program, including agencies at all levels of the Illinois state and local government, with card processing volumes expected to exceed $600 million annually. JetPay will work through its partnership with the E-Pay program to expand services and add additional government entities throughout Illinois during the term of the agreement.

•	Satisfied all obligations under the settlement and release agreement with Merrick Bank, dated July 26, 2016 (the “Merrick Settlement and Release Agreement”), regarding certain civil actions involving the Company in the Federal District Court for the District of Utah (such actions, the “Direct Air Matter”). JetPay repaid the $5 million promissory note held by Merrick Bank on January 11, 2017, as part of the Merrick Settlement and Release Agreement disclosed in the Company’s Current Report on Form 8-K filed with the SEC on July 29, 2016. The timely pay-off of the promissory note satisfied JetPay’s obligations to Merrick Bank under the Merrick Settlement and Release Agreement. As a result, each of the Stipulated and Confessed Judgments executed by the Company in connection with the Settlement and Release Agreement are void, unenforceable and of no effect. JetPay continues to pursue the recovery of losses incurred as a result of the Direct Air Matter from Valley National Bank (“VNB”) in a joint action against VNB with American Express.

•	Bought back 2.2 million shares of JetPay common stock previously owned by WLES, L. P. (“WLES”), which WLES agreed to sell in connection with the Direct Air Matter, on February 15, 2017 to indemnify the Company for the $5 million promissory note held by Merrick Bank, repaid by the Company on January 11, 2017. These shares were placed in Treasury, reducing the number of shares of common stock outstanding by 12.4%, from 17.8 million shares to 15.6 million shares.

•	Appointed Vincent S. Breault President of Sales for Payment Services. Mr. Breault brings a broad range of experience to the position at JetPay, including executive sales and product development roles at large payment organizations, including his most recent position at Elavon, a subsidiary of U.S. Bank, where he led their Major Account Sales and helped develop the ISV/VAR channel.

“JetPay finished 2016 strong with favorable financial performance and tremendous revenue growth positioned to take that positive momentum into 2017. With the Merrick Settlement behind us and the win of the Office of the Illinois State Treasurer contract, we have set the tone and are focused on strong execution this year,” stated Diane (Vogt) Faro, CEO of JetPay Corporation. “The addition of JetPay Payment Services FL, formerly Collector Solutions, LLC (“CSI”) in 2016, expands opportunities in vertical markets as an integrated payments provider and increases revenue growth potential. The additions to the senior management team this past year, including, Michael Collester as Chief Operating Officer, Michael Pires, President HR & Payroll Services and more recently Vincent Breault, President of Sales for Payment Services and Michelle Jenkins, Chief Marketing Officer, have strengthened our sales, marketing and operations teams and adds shareholder value,” Ms. Faro added.

Fourth Quarter 2016 Compared to Fourth Quarter 2015

Revenues were $17.3 million for the three months ended December 31, 2016, compared to $11.6 million for the same period in 2015. Revenues for the Payment Services segment increased $5.7 million, or 82.5%, for the three months ended December 31, 2016, compared to the same period in 2015. The increase was partially related to the acquisition of JetPay Payment Services, FL, formerly CollectorSolutions, LLC, on June 2, 2016, contributing an incremental $5.1 million of revenues in the fourth quarter of 2016. Revenues for HR and Payroll Services decreased $90,000, or 1.9%, for the three months ended December 31, 2016, compared to the same period in 2015. This decrease was attributable to the surge in new human capital management services, including retroactive, full year Affordable Care Act services in the fourth quarter of 2015, which were less significant in 2016.

Operating income for the three months ended December 31, 2016, was $115,000, compared to $157,000 for the same period in 2015. Operating income is calculated after subtracting depreciation and amortization expense of $1.0 million and $911,000 for the three months ended December 31, 2016 and 2015, respectively. The decrease in operating income was attributable to an increase in selling, general, and administrative (“SG&A”) expenses of $1.1 million, partially offset by an increase in gross profit of $906,000 and a $357,000 favorable change in the fair value of contingent consideration liability. SG&A expenses in the fourth quarter of 2016 were affected by a significant investment in sales and technology personnel in 2015 and 2016.

Net loss for the three months ended December 31, 2016, was $(304,000) or a net loss applicable to common stockholders of $(2.3) million after accretion of convertible preferred stock of $2.0 million, compared to a net loss of approximately $(199,000), or a net loss applicable to common stockholders of $(1.6) million after accretion of convertible preferred stock of $1.4 million for the same period in 2015. The increase in net loss was primarily related to the decrease in operating income described above.

Fiscal Year 2016 Compared to Fiscal Year 2015

Revenues were $56.3 million for the year ended December 31, 2016, compared to $43.3 million for the same period in 2015, representing an increase of $13.0 million, or 30.0%. Revenues for Payment Services increased $12.1 million, or 42.4%, for the year ended December 31, 2016, compared to the same period in 2015, primarily due to the acquisition of JetPay Payment Services, FL, formerly CollectorSolutions, LLC, on June 2, 2016 contributing $11.3 million of revenues in 2016. Revenues for HR and Payroll Services increased $877,000, or 6.0%, for the year ended December 31, 2016, compared to the same period in 2015. This increase is primarily related to the introduction of new products and services, including a full suite human capital management product, WorkForceToday®.

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Operating income (loss) for the year ended December 31, 2016, was $(8.1) million, compared to $185,000 for the same period in 2015. Operating income (loss) is calculated after subtracting depreciation and amortization expense of $4.0 million and $3.6 million for the years ended December 31, 2016 and 2015, respectively. The decrease in operating income was attributable to the Merrick Settlement loss of $6.2 million, an increase in SG&A expenses of $3.6 million, including $700,000 of acquisition costs related to the JetPay Payments Services, FL, LLC acquisition, and a $159,000 favorable change in the fair value of contingent consideration liability, partially offset by an increase in gross profit of $1.8 million. SG&A expenses in 2016 were affected by a significant investment in sales and technology personnel in 2015 as well as 2016.

Net loss for the year ended December 31, 2016, was $(8.2) million, or a net loss applicable to common stockholders of $(14.6) million after accretion of convertible preferred stock of $6.4 million, resulting in a loss per share applicable to common stockholders of $(0.89), compared to a net loss of $(1.2) million, or a net loss applicable to common stockholders of $(6.4) million after accretion of convertible preferred stock of $5.2 million, resulting in a loss per share applicable to common stockholders of $(0.46) for the year ended December 31, 2015. The increase in net loss was primarily related to the Merrick Settlement loss of $6.2 million and the other items contributing to operating (loss) income described above, as well as an increase in interest expense.

Conference Call

JetPay will conduct a conference call on Thursday, March 30, 2017 at 9:00 AM EDT (6:00 AM PDT) to discuss these results and will also conduct a question and answer session. The participant conference call number is 855-446-8217 (International Dial-in 509-960-9039), conference ID: 95255270. There will also be access to a digital recording of the teleconference by calling 855-859-2056 and entering the conference ID: 95255270. The replay will be available from two hours following the teleconference until Thursday, April 6, 2017.

About JetPay Corporation

JetPay Corporation, based in Center Valley, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing, human capital management services, and other financial transactions. JetPay provides a single vendor solution for payment services, debit and credit card processing, ACH services, and payroll and human capital management needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company's vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer, or call 866-4JetPay (866-453-8729).

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, EBITDA and adjusted EBITDA, as defined in Regulation G of the Securities and Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with financial information that it uses in the management of its business. The Company defines EBITDA as operating income (loss), before interest, taxes, depreciation, amortization of intangibles, and non-cash changes in the fair value of contingent consideration liability. The Company defines adjusted EBITDA as EBITDA, as defined above, plus certain non-recurring items, including certain legal and professional costs for non-repetitive matters, legal settlement costs, non-cash stock option costs, and non-cash losses on the disposal of fixed assets. These measures may not be comparable to similarly titled measures reported by other companies. Management uses EBITDA and adjusted EBITDA as indicators of the Company’s operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations. Management believes EBITDA and adjusted EBITDA are helpful to investors in evaluating the Company’s operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded. EBITDA and adjusted EBITDA are supplemental non-GAAP measures, which have limitations when used as an analytical tool. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures do not reflect a comprehensive system of accounting, may differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. For a description of our use of EBITDA and adjusted EBITDA and a reconciliation of EBITDA and adjusted EBITDA to operating income (loss), see the section of this press release titled “EBITDA and Adjusted EBITDA Reconciliation.”

EBITDA and Adjusted EBITDA Reconciliation

(000’s omitted)	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Operating income (loss)	$115	$157	$(8,088)	$185
Change in fair value of contingent consideration liability	(337)	20	(103)	56
Amortization of intangibles	867	759	3,244	3,062
Depreciation	181	152	721	499

EBITDA	$826	$1,088	$(4,226)	$3,802

Professional fees for non-repetitive matters	186	346	1,339	887
Legal settlement costs	72	200	6,192	208
Non-cash stock based compensation	132	75	446	278
Non-cash loss on disposal of fixed asset	-	-	32	-

Adjusted EBITDA	$1,216	$1,709	$3,783	$5,175

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2016, the Company’s Quarterly Reports on Forms 10-Q and the Company’s Current Reports on Form 8-K.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts:

JetPay Corporation	JetPay Corporation
Peter B. Davidson	Gregory M. Krzemien
Vice Chairman and Corporate Secretary	Chief Financial Officer
(610) 797-9500	(610) 797-9500
peter.davidson@jetpaycorp.com	gkrzemien@jetpaycorp.com

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JetPay Corporation

Condensed Consolidated Statements of Operations

(In thousands, except share and per share information)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015

	(Unaudited)		(Audited)

Processing revenues	$17,261	$11,604	$56,330	$43.322
Cost of processing revenues	11,548	6,797	37,453	26,229

Gross profit	5,713	4,807	18,877	17,093

Selling, general and administrative expenses	4,815	3,719	16,911	13,291
Settlement of legal matter	72	-	6,192	-
Change in fair value of contingent consideration liability	(337)	20	(103)	56
Amortization of intangibles	867	759	3,244	3,062
Depreciation	181	152	721	499

Operating income (loss)	115	157	(8,088)	185

Other expenses (income)
Interest expenses	431	206	1,243	819
Amortization of debt discounts, deferred consideration and non-cash interest costs	41	99	321	373
Other income	(2)	(3)	(8)	(6)

Loss before income taxes	(355)	(145)	(9,644)	(1,001)

Income tax (benefit) expense	(51)	54	(1,429)	197

Net loss	(304)	(199)	(8,215)	(1,198)
Accretion of convertible preferred stock	(1,954)	(1,377)	(6,378)	(5,158)

Net loss applicable to common stockholders	$(2,258)	$(1,576)	$(14,593)	$(6,356)

Basic and diluted loss per share applicable to common stockholders	$(0.13)	$(0.11)	$(0.89)	$(0.46)

Weighted average shares outstanding:
Basic and diluted	17,684,683	13,945,164	16,311,243	13,892,716

JetPay Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Audited)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$12,584	$5,594
Restricted cash	2,129	226
Accounts receivable, less allowance for doubtful accounts	4,677	3,123
Settlement processing assets and funds	35,240	18,460
Prepaid expenses and other current assets	5,849	871
Current assets before funds held for clients	60,479	28,274
Funds held for clients	49,154	48,335
Total current assets	109,633	76,609
Property and equipment, net	2,125	1,979
Goodwill	48,978	41,760
Identifiable intangible assets, net	26,090	23,830
Other assets	384	4,523
Total assets	$187,210	$148,701

LIABILITIES
Current liabilities:
Current portion of long-term debt and capital lease obligation	$8,074	$3,411
Accounts payable and accrued expenses	10,821	8,661
Settlement processing liabilities	35,079	17,488
Deferred revenue and other current liabilities	1,487	1,945
Current liabilities before client fund obligations	55,461	31,505
Client fund obligations	49,154	48,335
Total current liabilities	104,615	79,840
Long-term debt and capital lease obligation, net of current portion	13,794	13,198
Deferred income taxes	520	250
Other liabilities	1,228	424
Total liabilities	120,157	93,712

Commitments and contingencies

Redeemable convertible preferred stock	53,324	34,540

Common stock, subject to possible redemption	3,520	-

Stockholders’ equity	10,209	20,449
Total liabilities and stockholders’ equity	$187,210	$148,701